SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                         AIM INVESTMENT SECURITIES FUNDS


On December 4, 2008, the Board approved an investment strategy change for AIM Limited Maturity Treasury Fund to purchase U.S. Treasury notes with differing maturities. This will provide Invesco Aim with the flexibility to adapt to changing market and interest rate conditions and the ability to maintain price stability while maximizing return.